Exhibit 21

         The Company's only active subsidiaries are each wholly owned and are included in the consolidated financial statements of the Company, and their jurisdictions of incorporation are as follows:


Name of Subsidiary                 Jurisdiction of Incorporation

CHC Consulting Services Limited         England and Wales
CHC International                       England and Wales
Computer Horizons (Canada) Corp.        Toronto, Canada
Horizons Technologies, Inc.             Delaware
Strategic Outsourcing Systems, Inc.     Delaware
Princeton Softech, Inc.                 New Jersey
G. Triad Development Corp.              New Jersey
Integrated Computer Management          New Jersey
CHIMES, Inc.                            Delaware